PURE Bioscience Reports 2017 Fiscal Third Quarter and Nine-Month Financial Results

Outlines Material Regulatory Progress

SAN DIEGO, CA (June 8, 2017) – PURE Bioscience, Inc. (OTCQB: PURE), creator of the patented non-toxic silver dihydrogen citrate (SDC) antimicrobial, today reported financial results for the fiscal third quarter and nine-month periods ended April 30, 2017.

Q3 Highlights – Path to Commercialize PURE Control®

●	March 2017, the Company received its first order for PURE Control® antimicrobial from Taylor Farms, a leading produce processor, entering a new +$300 million US produce processing aids market to prevent foodborne illness.

●	April 2017, PURE received two required key regulatory notifications (USDA permission letter and an FDA FCN acknowledgement letter) on its path to obtain final regulatory approval of and commercialize PURE Control as a superior raw poultry processing aid into the +$350 million US market.

In fiscal Q4 (May 2017), PURE’s FDA FCN for use of PURE Control at concentrations up to 160 PPM as a raw poultry processing aid became effective. PURE received a “Letter of No Objection” from the USDA FSIS for use of PURE Control at concentrations up to 160 PPM in pre-OLR and post-chill poultry processing. PURE Control will be listed in FSIS Directive 7120.1. PURE now has regulatory approval to commercialize PURE Control for these non-OLR poultry processing applications.

On May 29th, PURE began its in-plant poultry processing trial to gain USDA approval for use of PURE Control during online reprocessing (OLR). The trial is expected to be concluded early in calendar Q3. If the plant trial is successful and no additional trials are required by the USDA, PURE anticipates that the USDA-FSIS would issue a “Letter of No Objection” within six weeks of the trial’s completion. The Company would then have the regulatory approval necessary to begin commercialization of PURE Control for OLR applications.

Nine Months: Summary of Results of Operations

●	Core food safety revenues for the nine months increased 206% as compared with food safety revenues in the nine months ended 2016.

o	Total revenues for the fiscal first nine months ended April 30, 2017 increased 72% to $1,316,000 compared with prior year nine-month revenues of $765,000.

●	Net loss for the nine months ended April 30, 2017 and 2016 was ($4.4) and ($13.7) million, respectively.

●	The adjusted net loss, excluding derivative income/expense and share-based compensation, for the nine months ended April 30, 2017 and 2016 was ($3.8) and ($4.0) million, respectively. Adjusted Net Loss, which is a non-GAAP financial measure, is defined and reconciled below to net loss, the most comparable measure under GAAP.

●	As expected, gross margin declined to 60% during the first nine months of fiscal 2017 as compared with 72% during the same nine-month period in fiscal 2016.

o	The decrease in gross margin percentage was primarily attributable to the sale of lower margin formulations and packaging configurations of our products during the nine months ended April 30, 2017 as compared with the prior period.

Q3: Summary of Results of Operations

●	Core food safety revenues for the third quarter increased 27% as compared with food safety revenues in the fiscal third quarter ended 2016.

●	Total revenues for the fiscal third quarter ended April 30, 2017 decreased 16% to $338,000, compared with revenues of $403,000 in the prior year fiscal third quarter ended 2016.

o	The quarter-over-quarter decline was due solely to the timing of a significant reorder from a large legacy customer. Last year’s order was placed in the third quarter of FY 2016, and this year’s order was received in the first week of the fourth fiscal quarter in 2017.

●	Net loss for the fiscal third quarter 2017 was ($1.7) million, as compared with net income of $30,000 for fiscal third quarter in 2016. The adjusted net loss, excluding derivative income/expense and share-based compensation, for the third quarter 2017 and 2016 was ($1.3) and ($1.3) million, respectively.

●	Gross margin was 61% during the third quarter of fiscal 2017 as compared with 71% during the same period in fiscal 2016 due to product mix.

Hank R. Lambert, CEO of PURE, said that, “Due to the timing of reorders, comparable quarterly revenues declined year-over-year. While that was disappointing for a quarterly comparison, we expect our core food safety revenue growth will continue to be strong, while legacy business will be a function of order timing.”

“Having said that, we are gratified by and proud of the significant progress made during the quarter:

●	Clearing several key regulatory hurdles for use of PURE Control in poultry processing;

●	Obtaining validation and our first order for PURE Control from Taylor Farms, a leading produce processor;

●	Successfully completing testing and moving toward rollout of PURE Hard Surface with two new national casual dining chains;

●	Launching a new Food Transport Sanitization solution with PURE Hard Surface; and

●	Adding to our customer base for PURE Hard Surface with several new national processors/manufacturers.

We believe all of this positions us for accelerating revenue growth in the months to come.”

Lambert continued, “We continue to believe that the SDC-based product sales streams from PURE Hard Surface and PURE Control, together, will enable us to achieve our revenue goal of a $12-$15 million annualized run rate to reach cash flow breakeven within 12-18 months. PURE Control in fresh produce processing represents a +$300 million US market opportunity – and in raw poultry processing represents a +$350 million US market opportunity. Our goal is to reach +10% market share, and we continue to look forward to closing calendar 2017 as our long-awaited breakout year.”

2017 Fiscal Third Quarter Financial Results Conference Call

The Participant Dial-In Number for the conference call is 1-631-891-4304. Participants should dial in to the call at least five minutes before 1:30pm PDT (4:30pm EDT) on June 8, 2017. The call can also be accessed “live” online at http://public.viavid.com/index.php?id=123679.

A replay of the webcast will be available on the Company’s website (http://www.purebio.com/about/investor_relations). A replay of the conference call will be available by dialing 1-844-512-2921 (international participants dial 1-412-317-6671) starting June 8, 2017, at 7:30pm EDT through June 15, 2017 at 11:59 pm EDT. Please use PIN Number 10002719.

About PURE Bioscience, Inc.

PURE Bioscience, Inc. is focused on developing and commercializing our proprietary antimicrobial products primarily in the food safety arena -- providing solutions to the health and environmental challenges of pathogen and hygienic control. Our technology platform is based on patented stabilized ionic silver, and our initial products contain silver dihydrogen citrate, or SDC. SDC is a broad-spectrum, non-toxic antimicrobial agent, which offers 24-hour residual protection and formulates well with other compounds. As a platform technology, SDC is distinguished from existing products in the marketplace because of its superior efficacy, reduced toxicity and it mitigates bacterial resistance. PURE is headquartered in El Cajon, California (San Diego metropolitan area). Additional information on PURE is available at www.purebio.com.

Use of Non-GAAP Financial Measures

To supplement PURE’s financial statements presented on a GAAP basis, PURE provides adjusted net loss as a supplemental measure of its performance.

The Company defines adjusted net loss as net loss plus (less) derivative loss and (income), plus share-based compensation, and excludes charges or gains that are nonrecurring, infrequent, or unusual. PURE believes adjusted net loss is useful to investors in evaluating its operating performance. PURE’s management uses adjusted net loss in conjunction with accounting principles generally accepted in the United States, or GAAP, and other operating performance measures as part of its overall assessment of the Company’s performance for planning purposes and to evaluate the effectiveness of its business strategies. Adjusted net loss should not be considered as an alternative financial measure to net loss, which is the most directly comparable financial measure calculated in accordance with GAAP, or any other measure of financial performance calculated in accordance with GAAP.

Forward-looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause our actual results to differ materially from any forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the Company’s failure to implement or otherwise achieve the benefits of its proposed business initiatives and plans; acceptance of the Company’s current and future products and services in the marketplace, including the Company’s ability to convert successful evaluations and tests into customer orders and customers continuing to place product orders as expected and to expand their use of the Company’s products; the ability of the Company to develop effective new products and receive required regulatory approvals for such products, including the required data and regulatory approvals required to use its SDC-based technology as a direct food contact processing aid in raw meat processing and to expand its use in OLR poultry processing; the Company’s ability to raise funds necessary to support its continued operations and the implementation of its business plan; competitive factors; dependence upon third-party vendors, including to manufacture its products; and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission (the SEC), including its Form 10-K for the fiscal year ended July 31, 2016, its Form 10-Q for the first quarter ended October 31, 2016 and third quarter ended April 30, 2017. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Contacts:

Hank Lambert, CEO	Terri MacInnis, VP of IR	Tom Hemingway
PURE Bioscience, Inc.	Bibicoff + MacInnis, Inc.	Redwood Investment Group
619-596-8600 ext.103	818-379-8500	714-978-4425
hlambert@purebio.com	terri@bibimac.com	tomh@redwoodfin.com

PURE Bioscience, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Nine Months Ended		Three months ended
	April 30,		April 30,
	2017	2016	2017	2016
Net product sales	$1,316,000	$765,000	$338,000	$403,000
Operating costs and expenses
Cost of goods sold	531,000	218,000	132,000	116,000
Selling, general and administrative	3,972,000	3,857,000	1,302,000	1,385,000
Research and development	684,000	679,000	222,000	205,000
Share-based compensation	723,000	1,621,000	275,000	186,000
Total operating costs and expenses	5,910,000	6,375,000	1,931,000	1,892,000
Loss from operations	(4,594,000)	(5,610,000)	(1,593,000)	(1,489,000)
Other income (expense)
Fair value of derivative liabilities in excess of proceeds	—	(1,867,000)	—	—
Change in derivative liabilities	153,000	(6,241,000)	(147,000)	1,506,000
Interest expense, net	(4,000)	(8,000)	(1,000)	(3,000)
Other income (expense), net	28,000	34,000	3,000	16,000
Total other income (expense)	177,000	(8,082,000)	(145,000)	1,519,000
Net income (loss)	$(4,417,000)	$(13,692,000)	$(1,738,000)	$30,000
Net income (loss) per common share-basic	$(0.07)	$(0.25)	$(0.03)	$0.00
Net income (loss) per common share-diluted	$(0.07)	$(0.25)	$(0.03)	$(0.02)
Weighted average shares-basic	63,718,152	54,329,594	62,679,644	61,445,913
Weighted average shares-diluted	63,718,152	54,329,594	62,679,644	71,308,771

PURE Bioscience, Inc.

Condensed Consolidated Balance Sheets

	April 30, 2017	July 31, 2016
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$2,714,000	$5,194,000
Accounts receivable	185,000	263,000
Inventories, net	348,000	350,000
Restricted cash	75,000	75,000
Prepaid expenses	154,000	260,000
Total current assets	3,476,000	6,142,000
Property, plant and equipment, net	574,000	440,000
Patents, net	858,000	980,000
Total assets	$4,908,000	$7,562,000
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$574,000	$479,000
Restructuring liability	24,000	39,000
Accrued liabilities	194,000	216,000
Derivative liabilities	1,641,000	1,802,000
Total current liabilities	2,433,000	2,536,000
Deferred rent	12,000	3,000
Total liabilities	2,445,000	2,539,000
Commitments and contingencies (See Note 6)
Stockholders’ equity
Preferred stock, $0.01 par value:
5,000,000 shares authorized, no shares issued	—	—
Common stock, $0.01 par value:
100,000,000 shares authorized, 62,707,037 shares issued and outstanding at April 30, 2017, and 64,823,917 shares issued and outstanding at July 31, 2016	628,000	649,000
Additional paid-in capital	109,471,000	107,593,000
Accumulated deficit	(107,636,000)	(103,219,000)
Total stockholders’ equity	2,463,000	5,023,000
Total liabilities and stockholders’ equity	$4,908,000	$7,562,000

PURE Bioscience, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended
	April 30,
	2017	2016
Operating activities
Net loss	$(4,417,000)	$(13,692,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Share-based compensation	723,000	1,621,000
Amortization of stock issued for services	108,000	163,000
Fair value of derivative liabilities in excess of proceeds	—	1,867,000
Depreciation and amortization	204,000	154,000
Impairment of patents	—	48,000
Change in fair value of derivative liability	(153,000)	6,241,000
Changes in operating assets and liabilities:
Accounts receivable	78,000	121,000
Inventories	2,000	(113,000)
Prepaid expenses	(5,000)	—
Accounts payable and accrued liabilities	58,000	(125,000)
Deferred rent	9,000	(4,000)
Net cash used in operating activities	(3,393,000)	(3,719,000)
Investing activities
Investment in patents	(11,000)	(11,000)
Purchases of property, plant and equipment	(205,000)	(337,000)
Net cash used in investing activities	(216,000)	(348,000)
Financing activities
Net proceeds from the sale of common stock	1,049,000	8,000,000
Net proceeds from the exercise of warrants	80,000	151,000
Net cash provided by financing activities	1,129,000	8,151,000
Net (decrease) increase in cash and cash equivalents	(2,480,000)	4,084,000
Cash and cash equivalents at beginning of period	5,194,000	1,321,000
Cash and cash equivalents at end of period	$2,714,000	$5,405,000
Supplemental disclosure of cash flow information
Cash paid for taxes	$2,000	$2,000
Warrant liabilities removed due to settlements	$8,000	$6,310,000
Restricted stock unit cancelation	$38,000	$—
Common stock issued for prepaid services	$—	$288,000

PURE Bioscience, Inc.

Reconciliation of Non-GAAP financial Measures

(Unaudited)

	Nine Months Ended		Three months ended
	April 30,		April 30,
	2017	2016	2017	2016
Net income (loss), as reported	$(4,417,000)	$(13,692,000)	$(1,738,000)	$30,000
Add back significant items:
Share-based compensation	723,000	1,621,000	275,000	186,000
Fair value of derivative liabilities in excess of proceeds	-	1,867,000	-	-
Change in derivative liabilities	(153,000))	6,241,000	147,000	(1,506,000)
Net loss, as adjusted for significant items	(3,847,000)	(3,963,000)	(1,316,000)	(1,290,000)